Exhibit 99(g)

SUB-SERVICING AGREEMENT

between

NEW HOLLAND CREDIT COMPANY, LLC

and

CNH CAPITAL AMERICA LLC

Dated as of June 29, 2005

THIS SUB-SERVICING AGREEMENT dated as of June 29, 2005 (as amended from time to time, this “Agreement”) between CNH Capital America LLC (“CNHCA”) and New Holland Credit Company, LLC (“NH Credit”).

W I T N E S S E T H :

WHEREAS, CNHCA has agreed to act as servicer for the trusts identified on Annex I (the “Trusts”) and for CNH Capital Receivables LLC in connection with a warehouse financing facility, all of which hold receivables originated by CNHCA and, in most cases, NH Credit (collectively, including non-securitized receivables as specified in Section 2.1, the “Receivables”); and

WHEREAS, CNHCA and NH Credit have decided to concentrate origination activities in CNHCA and servicing activities in NH Credit; and

WHEREAS, in furtherance of such decision, CNHCA and NH Credit wish to have NH Credit carry out CNHCA’s obligations as servicer for the Trusts and CNH Capital Receivables LLC.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE 1.

DEFINITIONS

1.1           Definitions.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions or trust companies in The City of New York and The City of Chicago, Illinois are authorized or obligated by law, regulation or executive order to remain closed.

“Insolvency Event” means, with respect to a specified person: (a) the filing of a decree or order for relief by a court having jurisdiction in the premises in respect of such person or any substantial part of its property in an involuntary case under any applicable federal or state bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such person or for any substantial part of its property, or ordering the winding-up or liquidation of such person’s affairs, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days, or (b) the commencement by such person of a voluntary case under any applicable federal or state bankruptcy, insolvency or other similar law now or hereafter in effect, or the consent by such person to the entry of an order for relief in an involuntary case under any such law, or the consent by such person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such person or for any substantial part of its property, or the making by such person of any general assignment for the benefit of creditors, or the failure by such person generally to pay its debts as such debts become due, or the taking of action by such person in furtherance of any of the foregoing.

“UCC” means, unless the context otherwise requires, the Uniform Commercial Code as in effect in the relevant jurisdiction, as amended from time to time.

1.2           Other Definitional Provisions. (a) All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

(b)           As used in this Agreement and in any certificate or other document made or delivered pursuant hereto, accounting terms not defined in this Agreement or in any such certificate or other document, and accounting terms partly defined in this Agreement or in any such certificate or other document to the extent not defined, shall have the respective meanings given to them under generally accepted accounting principles as in effect on the date hereof. To the extent that the definitions of accounting terms in this Agreement or in any such certificate or other document are inconsistent with the meanings of such terms under generally accepted accounting principles, the definitions contained in this Agreement or in any such certificate or other document shall control.

(c)           The words “hereof”, “herein”, “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; Section and Article references contained in this Agreement are references to Sections and Articles in or to this Agreement unless otherwise specified; and the term “including” shall mean “including, without limitation”.

(d)           The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.

ARTICLE 2.

SERVICING DUTIES

2.1           Servicing. Subject to the terms and conditions of this Agreement, NH Credit hereby agrees to assume the duties of CNHCA in its capacity as servicer for each Trust and CNH Capital Receivables LLC under the servicing agreement identified on Annex I opposite the name of such Trust (the servicing agreements identified on Annex I, collectively, the “Servicing Agreements”). NH Credit shall perform the obligations of CNHCA under each Servicing Agreement as sub-servicer, delegate or in such other capacity as is permitted by the transaction documents to which such Servicing Agreement relates, and shall perform such obligations in full and with reasonable care, using that degree of skill and attention that NH Credit exercises or would exercise with respect to all comparable equipment receivables that it would service for itself or others. NH Credit further agrees to service all retail installment receivables, wholesale floor plan receivables and credit card receivables owned by CNHCA that have not been securitized or that CNHCA has repurchased from a securitization on substantially the same terms on which NH Credit services securitized receivables of the same type. The duties of NH Credit under this Agreement shall include, but not be limited to, collection and posting of all payments, responding to inquiries of obligors on the Receivables, investigating delinquencies, sending payment coupons to obligors, reporting tax information to obligors, and accounting for collections. NH Credit shall follow its customary standards, policies and procedures in performing its duties hereunder. Without limiting the foregoing, NH Credit is authorized and empowered to execute and deliver, on behalf of itself, and on behalf of CNHCA, any and all instruments of satisfaction or cancellation, or partial or full release or discharge, and all other comparable instruments, with respect to the Receivables or the financed equipment securing such Receivables. If NH Credit shall commence a legal proceeding to enforce a Receivable, CNHCA shall thereupon be deemed to have automatically assigned, solely for the purpose of collection, such Receivable to NH Credit. If, in any enforcement suit or legal proceeding, it shall be held that NH Credit may not enforce a receivable on the ground that it shall not be a real party in interest or a holder entitled to enforce such Receivable, CNHCA shall, at NH Credit’s expense and direction, take steps to enforce such receivable, including bringing suit in its name or the name of CNHCA. CNHCA shall, upon the written request of NH Credit, furnish NH Credit with any powers of attorney and other documents reasonably necessary or appropriate to enable NH Credit to carry out its servicing and administrative duties hereunder.

2.2           NH Credit Fees. Subject to the terms and conditions of this Agreement, and for so long as this Agreement is effective, CNHCA hereby agrees to remit to NH Credit any and all fees CNHCA receives pursuant to the Servicing Agreements with respect to securitized receivables (the “Fees”). To the extent permitted by the terms of the applicable Servicing Agreements and related documents, CNHCA consents to NH Credit directing the applicable party to remit directly to NH Credit the servicing fee otherwise payable to CNHCA. CNHCA and NH Credit hereby agree that fees to be paid or remitted with respect to non-securitized receivables (as specified in Section 2.1) will be as agreed upon by the parties from time to time.

2.3           Termination under Servicing Agreements. NH Credit hereby acknowledges and agrees that, by assuming the servicing duties of CNHCA pursuant to this Agreement (whether in the capacity of sub-servicer or delegate or in such other capacity permitted under the applicable transaction documents), NH Credit is subject to all of the terms of the Servicing Agreements, and in the event CNHCA is terminated in its capacity as servicer under a Servicing Agreement, NH Credit will be terminated in its capacity under this Agreement with respect to such Servicing Agreement.

2.4           Access to Certain Documentation and Information Regarding Receivables. NH Credit shall provide to CNHCA access to files relating to the Receivables (the “Receivable Files”). Access shall be afforded without charge, but only upon reasonable request and during the normal business hours at the respective offices of NH Credit. Nothing in this Section shall affect the obligation of NH Credit to observe any applicable law prohibiting disclosure of information regarding the obligors, and the failure of NH Credit to provide access to information as a result of such obligation shall not constitute a breach of this Section.

2.5           NH Credit Expenses. NH Credit shall be required to pay all expenses incurred by it in connection with its activities hereunder, including fees and disbursements of independent accountants, taxes imposed on NH Credit and expenses incurred in connection with distributions and reports to or by CNHCA.

ARTICLE 3.

NH CREDIT

3.1           Representations of NH Credit. NH Credit makes the following representations on which CNHCA is deemed to have relied in entering into this Agreement.

(a)           Organization and Good Standing. NH Credit is duly organized and validly existing as a limited liability company in good standing under the laws of the State of Delaware, with the corporate power and authority to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted, and had at all relevant times, and has, the power, authority and legal right to acquire, own, sell and service the Receivables and to hold the Receivable Files as custodian.

(b)           Due Qualification. NH Credit is duly qualified to do business as a foreign entity in good standing, and has obtained all necessary licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business (including the servicing of the Receivables pursuant to this Agreement) shall require such qualifications.

(c)           Power and Authority. NH Credit has the power and authority to execute and deliver this Agreement and to carry out its terms. The execution, delivery and performance of this Agreement have been duly authorized by NH Credit by all necessary action.

(d)           Binding Obligation. This Agreement constitutes a legal, valid and binding obligation of NH Credit enforceable against NH Credit in accordance with its terms.

(e)           No Violation. The consummation of the transactions contemplated by this Agreement and the fulfillment of the terms hereof shall not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time) a default under, the organizational documents of NH Credit, or any indenture, agreement or other instrument to which NH Credit is a party or by which it shall be bound; or result in the creation or imposition of any lien upon any of its properties pursuant to the terms of any such indenture, agreement or other instrument (other than this Agreement); or violate any law or, to the best of NH Credit’s knowledge, any order, rule or regulation applicable to NH Credit of any court or of any federal or state regulatory body, administrative agency or other governmental instrumentality having jurisdiction over NH Credit or its properties.

(f)            No Proceedings. There are no proceedings or investigations pending, or, to NH Credit’s best knowledge, threatened, before any court, regulatory body, administrative agency or other governmental instrumentality having jurisdiction over NH Credit or its properties: (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or (iii) seeking any determination or ruling that could reasonably be expected to materially and adversely affect the performance by NH Credit of its obligations under, or the validity or enforceability of, this Agreement.

3.2           Indemnities of NH Credit. NH Credit shall be liable in accordance herewith only to the extent of the obligations specifically undertaken by NH Credit under this Agreement.

(a)           NH Credit shall defend, indemnify and hold harmless CNHCA (and any of its officers, directors, employees and agents) from and against any and all costs, expenses, losses, damages, claims and liabilities, arising out of or resulting from the negligence, willful misfeasance or bad faith of NH Credit in the performance of its duties under this Agreement or by reason of reckless disregard of its obligations and duties under this Agreement.

(b)           Indemnification under this Section shall survive the termination of this Agreement and shall include reasonable fees and expenses of counsel and expenses of litigation. If NH Credit shall have made any indemnity payments pursuant to this Section and the person to or on behalf of whom such payments are made thereafter collects any of such amounts from others, such person shall promptly repay such amounts to NH Credit, without interest.

3.3           Limitation on Liability of NH Credit and Others. Neither NH Credit nor any of the directors, officers, employees or agents of NH Credit shall be under any liability to CNHCA, except as provided under this Agreement, for any action taken or for refraining from the taking of any action pursuant to this Agreement or for errors in judgment; provided, however, that this provision shall not protect NH Credit or any such person against any liability that would otherwise be imposed by reason of willful misfeasance, bad faith or negligence in the performance of its duties or by reason of reckless disregard of obligations and duties under this Agreement. NH Credit and any director, officer, employee or agent of NH Credit may rely in good faith on the advice of counsel or on any document of any kind, prima facie, properly executed and submitted by any person respecting any matters arising hereunder.

Except as provided in this Agreement, NH Credit shall not be under any obligation to appear in, prosecute or defend any legal action that shall not be incidental to its duties to service the Receivables in accordance with this Agreement, and that, in its opinion, may involve it in any expense or liability; provided, however, that NH Credit may undertake any reasonable action that it may deem necessary or desirable in respect of this Agreement, and the rights and duties of the parties to this Agreement.

3.4           NH Credit Not to Resign. Except pursuant to Section 5.2, NH Credit shall not resign from the obligations and duties imposed on it under this Agreement except upon determination that the performance of its duties under this Agreement shall no longer be permissible under applicable law. Notice of any such determination shall be communicated to CNHCA at the earliest practicable time (and, if such communication is not in writing, shall be confirmed in writing at the earliest practicable time) and any such determination shall be evidenced by an opinion of counsel to such effect delivered to CNHCA concurrently with or promptly after such notice.

ARTICLE 4.

CNHCA

4.1           Representations of CNHCA. CNHCA makes the following representations on which NH Credit is deemed to have relied in entering into this Agreement.

(a)           Organization and Good Standing. CNHCA is duly organized and validly existing as a limited liability company in good standing under the laws of the State of Delaware, with the corporate power and authority to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted.

(b)           Due Qualification. CNHCA is duly qualified to do business as a foreign entity in good standing, and has obtained all necessary licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business shall require such qualifications.

(c)           Power and Authority. CNHCA has the power and authority to execute and deliver this Agreement and to carry out its terms. The execution, delivery and performance of this Agreement have been duly authorized by CNHCA by all necessary action.

(d)           Binding Obligation. This Agreement constitutes a legal, valid and binding obligation of CNHCA enforceable against CNHCA in accordance with its terms.

(e)           No Violation. The consummation of the transactions contemplated by this Agreement and the fulfillment of the terms hereof shall not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time) a default under, the organizational documents of CNHCA, or any indenture, agreement or other instrument to which CNHCA is a party or by which it shall be bound; or result in the creation or imposition of any lien upon any of its properties pursuant to the terms of any such indenture, agreement or other instrument (other than this Agreement); or violate any law or, to the best of CNHCA’s knowledge, any order, rule or regulation applicable to CNHCA of any court or of any federal or state regulatory body, administrative agency or other governmental instrumentality having jurisdiction over CNHCA or its properties.

(f)            No Proceedings. There are no proceedings or investigations pending, or, to CNHCA’s best knowledge, threatened, before any court, regulatory body, administrative agency or other governmental instrumentality having jurisdiction over CNHCA or its properties: (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or (iii) seeking any determination or ruling that could reasonably be expected to materially and adversely affect the performance by CNHCA of its obligations under, or the validity or enforceability of, this Agreement.

ARTICLE 5.

DEFAULT

5.1           NH Credit Default. If any one of the following events (a “NH Credit Default”) shall occur and be continuing:

(a)           any failure by NH Credit to deliver to CNHCA any required payment which failure continues unremedied for three Business Days after written notice of such failure is received by NH Credit from CNHCA or after discovery of such failure by an officer of NH Credit;

(b)           any failure by NH Credit duly to observe or to perform in any material respect any other covenants or agreements (other than as set forth in clause (a)) of NH Credit set forth in this Agreement which failure shall: (i) materially and adversely affect the rights of CNHCA and (ii) continue unremedied for a period of 60 days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to NH Credit by CNHCA, provided however, that such failure shall not result in an NH Credit Default if such failure was caused primarily by the willful or negligent conduct of CNHCA or was the result of the breach by CNHCA of any of its covenants or agreements under this Agreement; or

(c)           an Insolvency Event occurs with respect to NH Credit;

then, and in each and every case, so long as such NH Credit Default shall not have been remedied, CNHCA, by notice then given in writing to NH Credit, may terminate all the rights and obligations (other than the obligations set forth in Section 3.2) of NH Credit under this Agreement. On or after the receipt by NH Credit of such written notice, all authority and power of NH Credit under this Agreement, whether with respect to the Receivables or otherwise, shall terminate without further action. NH Credit shall cooperate with CNHCA or any successor sub-servicer designated by CNHCA in effecting the termination of the responsibilities and rights of NH Credit under this Agreement, including the transfer to the successor for administration by it of: (i) all cash amounts that shall at the time be held by NH Credit for deposit, or shall thereafter be received by it with respect to a Receivable and (ii) all Receivable Files. All reasonable costs and expenses (including attorneys’ fees) incurred in connection with transferring the Receivable Files to the successor and amending this Agreement to reflect its succession shall be paid by NH Credit upon presentation of reasonable documentation of such costs and expenses. Nothing in this Section shall be deemed to relieve CNHCA of its obligation to pay NH Credit any and all Fees properly owing to NH Credit.

5.2           CNHCA Default. In the event CNHCA fails duly to observe or to perform in any material respect any covenants or agreements of CNHCA set forth in this Agreement which failure shall: (i) materially and adversely affect the rights of NH Credit and (ii) continue unremedied for a period of 60 days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given by NH Credit to CNHCA, CNHCA will be deemed to have defaulted under this Agreement (such event, a “CNHCA Default”), provided however, that such failure shall not result in a CNHCA Default if such failure was caused primarily by the willful or negligent conduct of NH Credit or the breach by NH Credit of any of its covenants or agreements under this Agreement. In the event of a CNHCA Default, and in each and every case, so long as such CNHCA Default shall not have been remedied, NH Credit, by notice then given in writing to CNHCA, may terminate its performance under this Agreement. In the event of such termination by NH Credit, all rights and obligations of NH Credit under this Agreement shall terminate. Upon such termination, NH Credit shall timely transfer to CNHCA or a successor subservicer or delegate designated by CNHCA: (i) all cash amounts that shall at the time be held by NH Credit for deposit, or shall thereafter be received by it with respect to a Receivable and (ii) all Receivable Files. All reasonable costs and expenses (including attorneys’ fees) incurred by NH Credit in connection with such a transfer of Receivable Files shall be reimbursed to NH Credit by CNHCA upon presentation of reasonable documentation of such costs and expenses. Nothing in this Section shall be deemed to relieve CNHCA of its obligation to pay NH Credit any and all Fees properly owing to NH Credit.

ARTICLE 6.

MISCELLANEOUS PROVISIONS

6.1           Amendment. The Agreement may be amended from time to time by a written amendment duly executed and delivered by CNHCA and NH Credit.

6.2           Notices. All demands, notices, directions, instructions and communications upon or to CNHCA or NH Credit under this Agreement shall be in writing, personally delivered or mailed by certified mail, return receipt requested, and shall be deemed to have been duly given upon receipt: (a) in the case of CNHCA, to CNH Capital America LLC, 100 South Saunders Road, Lake Forest, Illinois 60045, Attention: Assistant Treasurer (telephone (847) 735-9200), with a copy to Senior Managing Attorney, and (b) in the case of NH Credit, to New Holland Credit Company, LLC, 100 South Saunders Road, Lake Forest, Illinois 60045, Attention: Assistant Treasurer (telephone (847) 735-9200), with a copy to Senior Managing Attorney, or, as to each of the foregoing, at such other address as shall be designated by written notice to the other parties.

6.3           Limitations on Rights of Others. The provisions of this Agreement are solely for the benefit of CNHCA and NH Credit, and nothing in this Agreement, whether express or implied, shall be construed to give to any other person any legal or equitable right, remedy or claim in the trust estate or under or in respect of this Agreement or any covenants, conditions or provisions contained herein.

6.4           Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

6.5           Separate Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

6.6           Headings. The headings of the various Articles and Sections herein are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

6.7           Governing Law. This Agreement shall be construed in accordance with the laws of the State of Illinois, without reference to its conflict of law provisions, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers as of the day and year first above written.

CNH CAPITAL AMERICA LLC

By:	/s/ Brian J. O’Keane
Name:	Brian J. O’Keane
Title:	Assistant Treasurer

NEW HOLLAND CREDIT COMPANY, LLC

By:	/s/ Brian J. O’Keane
Name:	Brian J. O’Keane
Title:	Assistant Treasurer

Annex I

Trust Name	Servicing Agreement
CNH Wholesale Master Note Trust

Transfer and Servicing Agreement dated as of September 1, 2003 among CNH Wholesale Receivables LLC (formerly known as CNH Wholesale Receivables Inc.), CNH Capital America LLC (formerly known as Case Credit Corporation), and CNH Wholesale Master Note Trust

CNH Credit Card Master Note Trust

Transfer and Servicing Agreement dated as of September 10, 2004 among CNH Receivables LLC, (formerly known as CNH Receivables Inc.), CNH Capital America LLC, as servicer, and CNH Credit Card Master Note Trust

CNH Equipment Trust 2002-A	Sale and Servicing Agreement dated as of March 1, 2002 among such trust, CNH Capital Receivables LLC and CNH Capital America LLC
CNH Equipment Trust 2002-B	Sale and Servicing Agreement dated as of November 1, 2001 among such trust, CNH Capital Receivables LLC and CNH Capital America LLC
CNH Equipment Trust 2002-VA	Sale and Servicing Agreement dated as of June 1, 2001 among such trust, CNH Capital Receivables LLC and CNH Capital America LLC
CNH Equipment Trust 2003-A	Sale and Servicing Agreement dated as of May 1, 2003 among such trust, CNH Capital Receivables LLC and CNH Capital America LLC
CNH Equipment Trust 2003-B	Sale and Servicing Agreement dated as of November 1, 2003 among such trust, CNH Capital Receivables LLC and CNH Capital America LLC
CNH Equipment Trust 2003-VA	Sale and Servicing Agreement dated as of October 1, 2003 among such trust, CNH Capital Receivables LLC and CNH Capital America LLC
CNH Equipment Trust 2004-A	Sale and Servicing Agreement dated as of September 1, 2004 among such trust, CNH Capital Receivables LLC and CNH Capital America LLC
CNH Equipment Trust 2004-VA	Sale and Servicing Agreement dated as of December 1, 2004 among such trust, CNH Capital Receivables LLC and CNH Capital America LLC
CNH Equipment Trust 2005-A	Sale and Servicing Agreement dated as of March 1, 2005 among such trust, CNH Capital Receivables LLC and CNH Capital America LLC
CNH Capital Receivables LLC

Amended and Restated Transfer and Administration Agreement dated as of December 15, 2000 among CNH Capital Receivables LLC, CNH Capital America LLC, various conduit purchasers and banks, and JPMorgan Chase Bank, N.A. (formerly known as The Chase Manhattan Bank), as administrative agent

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